Exhibit 99.1
September 9, 2010	Contact:
FOR IMMEDIATE RELEASE	Mona Chadha
mona.chadha@wafergen.com

Joyce Strand
Joyce.strand@wafergen.com
510-651-4450

WaferGen Corporate Presentation to be Webcast at Rodman and Renshaw’s  12th Annual Healthcare Conference

Fremont, Calif., September 9, 2010 – WaferGen Biosystems, Inc. (OTCBB:WGBS), a leading developer of state-of-the-art genomic analysis systems, today announced that its corporate presentation will be webcast live at Rodman and Renshaw’s 12th Annual Global Healthcare Conference, Tuesday, September 14, 2010, beginning at 12:05 p.m. Eastern Time.  The presentation may be accessed at www.wafergen.com, and will be available for 90 days.

About WaferGen and the SmartChip Real-Time PCR System
WaferGen Biosystems, Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for genomic analysis for the life science and pharmaceutical industries.  The company currently offers the breakthrough SmartChip Real-Time PCR System, the next-generation Real-Time PCR system for discovery and validation of biomarkers, or gene expression patterns, on a single platform.  The SmartChip System is designed to provide accurate, highly sensitive and high-throughput gene expression profiling capabilities to researchers, clinicians and pharmaceutical companies.  In addition, the company offers an innovative fee-based service for gene-expression profiling using the SmartChip System.  For additional information, please see http://www.wafergen.com.

Forward-Looking Statements
This press release contains certain "forward-looking statements".  Such statements include statements relating future events and are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company.  Actual results may differ materially from the expectations contained in the forward-looking statements.  Factors that may cause such differences include the risks that: (i) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (ii) the company will need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iii) the company’s proprietary intellectual property rights may not adequately protect its products and technologies; and (iv) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively.  More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the most recent Form 10-Q.  Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov.  The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.
# # #